PRIMECAP Management Company’s Code of Ethics For its Employees, Officers and Directors
Amended and Restated effective October 1, 2019, as Amended June 1, 2021

Introduction:
The Federal Securities Laws and various rules adopted by the U.S. Securities and Exchange Commission (“SEC”) require investment advisers and investment companies to adopt a written code of ethics. PRIMECAP Management Co. (“PRIMECAP”) has adopted this Code of Ethics (“Code”) in accordance with Rule 204A-1 of the Investment Advisers Act of 1940 (“Advisers Act”), and in regard to PRIMECAP’s management of the PRIMECAP Odyssey Funds ( the “Funds”) Rule 17j-1 of the Investment Company Act of 1940 (“1940 Act”). This Code applies to all employees, officers, and directors of PRIMECAP. The Funds have a separate Code of Ethics for all other officers, directors, or Trustees of the Funds not covered by this Code.
This Code is designed to ensure that the high ethical standards, long maintained by PRIMECAP, continue to be applied. The purposes of the Code is to (1) educate employees regarding PRIMECAP’s expectations and the laws governing their conduct; (2) remind employees that they are in a position of trust and must act with complete propriety at all times; (3) guard against violations of the federal securities laws; (4) protect the Firm’s clients by deterring misconduct; and (5) establish procedures for employees to follow so that PRIMECAP can assess whether our employees are complying with the Firm’s ethical principles. The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of PRIMECAP in their conduct.
Statement of General Principles:
The Code is based on the principle that all PRIMECAP employees owe a fiduciary duty to the Firm's clients. The general principles adopted by PRIMECAP for the Firm and its personnel includes, but is not limited to
(1) putting the clients’ interest first at all times; (2) conducting all personal securities transactions in such a manner as to be consistent with the Code; (3) to avoid any actual or potential conflict of interest or any abuse of an employee’s position of trust and responsibility; (4) not taking inappropriate advantage of the employee’s position; (5) treating all client information as confidential; and (6) maintaining independence in the investment decision-making process.
Our business is highly regulated. It is PRIMECAP's intention to operate within the letter and the spirit of the law. It is each employee's responsibility to understand the laws that govern our business and to follow those laws. PRIMECAP is committed to making sure that resources are available to each employee to understand the rules of our business and their role in complying with the rules. It is also PRIMECAP's expectation that each employee holds themself to an even higher standard: always conduct business properly and do the right thing.

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Scope of the Code:
A.Persons Covered by the Code
The Code in its entirety applies to all PRIMECAP employees, officers, and directors (“supervised persons”). In addition, certain sections of the Code that pertain to personal securities transactions apply to access persons. An “access person” is any person who might have knowledge of pending or actual recommendations or actions that may be made on behalf of PRIMECAP clients, including the Funds, or related parties. Given PRIMECAP’S intimate size, it is understood that all employees of PRIMECAP are considered access persons. Access persons also include the employee’s spouse and any relative by blood or marriage living in the employee’s household.
In addition to family members, personal securities transactions and reporting requirements include any account in which the employee has a direct or indirect pecuniary interest (“covered account”), where the employee has a beneficial interest (“beneficial owner”). The Personal Securities Transactions and Accounts Reporting requirements of the Code may also apply where the access person holds a position where they have the ability to decide which securities are purchased and sold (such as a director of a non-profit Board or member of a non-profit Investment Committee that does not use an outside advisor or consultant), or an employee has a direct or indirect beneficial interest (e.g. joint accounts, trustee accounts, partnerships, investment clubs, estates, or closely held corporations in which the employee has a beneficial interest). See Appendix A for definition of Beneficial Owner.
Temporary employees and consultants to PRIMECAP may also be deemed to be subject to this Code, as determined on a case-by-case basis by the Chief Compliance Officer ("CCO") and/or other members of PRIMECAP's Senior Management.
B.Securities Covered Securities
Securities covered by the Code (“covered securities”) include any reportable security as defined by Rule 204A-1 of the Adviser Act. The term “reportable security” as used is very broad and includes but is not limited to, any stock, bond, future, investment contract or other instrument that is considered a “security” under the Advisers Act. See Appendix A for the full definition of a “Security.”
The term reportable security does not include direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt obligations, including repurchase agreements, and shares of open-end mutual funds (with the exception of shares of the Funds and other mutual funds managed or sub-advised by PRIMECAP).
Standards of Business Conduct
PRIMECAP places the highest priority on maintaining its high ethical standards. The Firm’s excellent name and reputation continues to be a direct reflection of the conduct of each employee. The following Standards of Business Conduct provide policies and procedures designed so these standards continue to be applied and upheld. PRIMECAP and its employees must comply with all applicable federal securities laws, including but not limited to, the anti-fraud provisions. The anti-fraud provisions state that at no time shall an employee (1) defraud a client through any scheme or artifice; (2) mislead a client by making

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untrue statements or omit material information; or (3) engage in any fraudulent or manipulative act, practice, or course of business that operates or would operate as a fraud or deceit on the clients. This Code contains provisions reasonably designed to detect and prevent violations of the Code, and appliable provisions of the federal securities laws.
A.Personal Securities Transactions
It is basic policy that no PRIMECAP employee shall be permitted to benefit from the Firm's investment activities made on behalf of clients. As an investment adviser, PRIMECAP’s investment philosophy is as a long-term investor and we expect our employees to follow the same philosophy with their personal securities transactions. PRIMECAP has adopted the following principles governing personal securities transactions that apply to all access persons and for those accounts where the access person is deemed to be a beneficial owner. These transactions must be subordinate and not adverse to transactions of PRIMECAP clients, including the Funds, and the Firm acting on behalf of its clients. Employees may be required to donate any gains to a non-profit organization for failure to abide by the Personal Securities Transactions of the Code.
1.Prohibited Transactions:
a.Acquire any securities in an initial public offering;
b.Purchase and sell the same security or an equivalent security within 60 days, including shares of the Funds or other mutual funds managed or sub-advised by PRIMECAP;
c.Purchase or write options where the underlying security is on the Action List;
d.Purchase or sell single stock futures where the underlying security is on the Action List;
e.Transact in any security on any applicable Firm-wide restricted list; and
f.Selling short or writing options on any security on the Action List.

2.Permitted Transactions
All other transactions must by receive preclearance authorization prior to trading. The only blanket exceptions to the preclearance requirements are (1) commodities; (2) direct obligations of the U.S. Government; (3) open end mutual funds; (4) closed end or exchange traded funds; (5) fixed income securities rated A or higher by S&P, Moody's, or an equivalent ratings agency; and (6) money market/cash equivalent securities with less than a year to maturity. Other fixed income securities, options, and futures are subject to preclearance requirements.

In addition, an employee must seek pre-clearance from the CCO if the employee intends to purchase any securities in a private placement or private fund (including hedge funds, private equity funds, and venture capital funds). The CCO may require the employee to provide additional documentation, i.e., private placement memorandum, offering documentation and/or terms and conditions of the investment as part of the CCO’s review.

3.De minimis exception
PRIMECAP employees will automatically receive preclearance for any trades of large-cap stocks where the market capitalization is greater than $60 billion and the trade amount is less than $100,000. The market capitalization is based on the information contained within the

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automated Code of Ethics system utilized by PRIMECAP. Only one de minimis trade per issuer is permitted every 30 days. The Blackout Period described below, does not apply to de minimis trades.

4.Charitable donations
PRIMECAP employees are not required to receive preclearance authorization for charitable donations of securities (the actual security must be donated). However, the transactions are required to be reported quarterly as described in the Reporting Requirements below.

B.Blackout Periods
PRIMECAP’s access persons are generally prohibited from buying or selling a security for a period of 7 calendar days before or after any transaction in the same issuer by a client account for which PRIMECAP serves as investment adviser or sub-adviser.
In considering whether or not to authorize a personal account transaction for an access person, the CCO will review trading activity for the previous 7 calendar days to ensure that no trades have been made within client portfolios, including the Funds. The CCO will also review the trade blotter for any orders in the security, and then will consult with the analyst covering the stock and portfolio managers to see if they intend to trade the stock in the upcoming 7 calendar days. Preclearance will be granted or denied based on these factors.
From time to time, circumstances may change between the time that preclearance was granted and the end of the blackout period. For example, the price of a stock may change, and a portfolio manager or analyst may wish to buy or sell on behalf of a client based on the price change. Another example would be if a client made additional investments or recalled capital in an account necessitating action by PRIMECAP's portfolio managers. In these cases, it is incumbent upon the analysts and portfolio managers to act in the client's best interest.
When the above situation arises and an access person purchases a security within the 7 days prior to a client trading in the same name, the access person is required to hold the security for 6 months. In the instance where the access person sells a security prior to a client’s trade in the same name, the CCO will review the circumstances surrounding the trade that occurred after an access person's trade and take appropriate action based upon the circumstances. This could include requiring an employee to make representations that they had no prior knowledge of the circumstances that necessitated trading in the client portfolio.
C.Trading Window
When an employee receives preclearance, the employee has one trading day to execute the trade for which preclearance was granted. If preclearance was received during market hours, the current day counts as the trade day of the preclearance window. If the employee cannot complete the trade in one trade day, the employee must request preclearance authorization for the next trading day. If preclearance is received after the market is closed, the next trading day is the trade day of the preclearance window.

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D.Lifetime Events and Hardship Exemptions
An employee may request an exemption from the blackout and holding periods when applied to the sale of a Covered Security for lifetime events or hardships. These events may include the purchase of a home, tuition payments, major medical expenses, care giving expenses, etc. The CCO may ask the employee to provide specifics regarding the event as well as additional documentation as part of the review of the request.
E.Reporting Requirements
Every access person shall provide Initial and Annual Holdings Reports and Quarterly Transaction and Accounts Reports to the CCO or in her absence another designated officer (“designee”).
To meet the reporting requirements, all access persons are required to link their covered accounts to the third-party system utilized by PRIMECAP. For the majority of the employees’ covered accounts, the information provided by the electronic link should include all of the required reporting elements listed below. To ensure the information provided to the CCO is current and accurate, it is the employee’s responsibility to maintain the link between their covered accounts and the third-party system. In certain circumstances, an employee may request an exemption from the use of the third- party system. For example, the employee’s account is not set up to link to the system. However, any exemption requires explicit authorization from the CCO, and duplicate statements must be provided to the CCO.
1.Initial Holdings Report
No later than 10 days after an employee is deemed an access person, the employee must provide the CCO, or designee, a complete Initial Holdings Report containing the following information:
a.The title and exchange ticker symbol or CUSIP number, type of security, number of shares, and principal amount (if applicable) of each reportable security in which the access person had any direct or indirect beneficial interest ownership when the person becomes an access person;
b.The name of any broker, dealer, or bank with which the access person maintains an account where securities are held for the access person’s direct or indirect benefit; and
c.The date the access person submits the report.
d.The information must be current and as of a date no more than 30 days prior to the date the person was deemed an access person.
e.All holdings of the Funds or other mutual funds managed or sub-advised by PRIMECAP must be included in the report.

2.Annual Holdings Report
No later than 30 days after the calendar year end, every access person shall provide the CCO, or designee, with an Annual Holdings Report containing the same information required in the Initial Holdings Report as described above. The information must be current as of a date no more than 30 days before the annual report is submitted. All holdings of the Funds or other mutual funds managed or sub-advised by PRIMECAP must be included in the report.

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3.Quarterly Transaction and Accounts Reports
No later than 30 days after the end of each calendar quarter, every access person must file a Quarterly Transaction and Accounts Report containing the following information:
a.For any account not previously reported during the quarter, the access person must provide (1) the name of the broker, dealer, or bank where the account was established, (2) the date the account was opened; and (3) the date the current report was submitted. The Accounts Report should include all accounts where the Funds or other funds managed or sub-advised by PRIMECAP are held;
b.For transactions the information must include the date of the transaction, the title, and, as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each security involved;
c.The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
d.The price of the security at which the transaction was effected;
e.The name of the broker, dealer, or bank with or through which the transaction was effected;
f.The date the access person submits the report.
The Transactions Report must also include all transactions in the shares of the Funds or other mutual funds managed or sub-advised by PRIMECAP must be included in the report.

4.Exempt Transactions
An access person need not submit a report with respect to:
a.Transactions effected for securities held in any account for which the access person has no direct or indirect influence or control (see Appendix A for definition of Beneficial Ownership); and
b.Transactions effected pursuant to an automatic investment plan or automatic dividend reinvestment plan.

F.Monitoring of Personal Securities Transactions
The CCO or designee will monitor and review all reports required under the Code for compliance with PRIMECAP’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO or designee shall at least annually identify all access persons who are required to file reports pursuant to the Code and will inform such supervised persons of their obligations.

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G.Unforeseen Circumstances and Subjective Judgment
The Code is based on the needs of PRIMECAP at the time it was drafted. It is reviewed periodically by the CCO and Senior Management and will be revised when deemed necessary. From time to time, personal trading issues arise that are not specifically considered by the Code. Evaluation of personal trading issues often requires subjective judgment. In each case, the Firm and the CCO will evaluate the situation - placing the client's interest ahead of the covered person's interest. In these instances, the CCO and members of Senior Management will determine a course of action. It is expected that any PRIMECAP employee involved in a situation of this nature fully cooperate in gathering facts around this type of situation. The determination made by the Firm and the CCO will be documented and kept with the Code’s records.
Prohibition Against Insider Trading
Trading securities while in the possession of material non-public information, or improperly communicating that information to others, may expose supervised persons and PRIMECAP to stringent civil and criminal penalties, including monetary fines and/or imprisonment. The law of insider trading is unsettled and is continuously developing. If you have any doubts about whether you are in possession of material non-public information, consult with the CCO.
The rules contained in this Code apply to securities trading and the handling of information by supervised persons of PRIMECAP and their immediate family members. No supervised person may trade, either personally or on behalf of others (including the clients of PRIMECAP) while in possession of material non- public information, nor may any personnel of PRIMECAP communicate material, non-public information to others in violation of the law.
If you believe you may possibly have inside information, you should take the following steps before you execute any trade for the clients, yourself, or for others:
A.Report the information and proposed trade immediately to the CCO.
B.Do not communicate the information inside or outside the Firm, other than to the CCO.

C.After the CCO has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take.
It should be noted that material nonpublic information relates not only to issuers, but also to the Firm’s securities recommendations and client securities holdings and transactions. The Firm’s complete Insider Trading and Material Non-Public Information Policies can be found in PRIMECAP’s Policies and Procedures Manual.
Gifts and Entertainment
Giving, receiving, or soliciting gifts in a business setting may give rise to an appearance of impropriety or may raise a potential conflict of interest. PRIMECAP has adopted the following policies to guide supervised persons in this area.

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No employee shall solicit anything of value, either directly or indirectly, from broker-dealers or other persons providing services to the Firm because of such person's association with the Firm. PRIMECAP employees may never receive cash in any amount as a gift. PRIMECAP employees may not receive gifts of travel or lodging in connection with an entertainment opportunity.
When attending conferences, the employee may accept meals and entertainment offered if offered to all attendees and no preferential treatment is given to PRIMECAP and its employees.
PRIMECAP employees may provide or accept a business entertainment event, such as an occasional meal or a sporting event, of reasonable value, as long as the person or entity providing the entertainment is present (“bona fide” business entertainment). However, where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts, even if nominal value, the law or rule must be followed (i.e., this may apply pension plan or union clients).
Each employee is responsible for assessing the value of the gifts received in a reasonable manner. Employees do not have to report any gifts received or given from any one person or entity if the value, on an annual basis, is less than $100. However, prior to acceptance or delivery of any gift and/or entertainment greater than $100, the employee must obtain the CCO’s consent. Alternatively, the employee may make the gift available to all PRIMECAP employees for raffle or in the case of perishable goods, the gift is made available to all PRIMECAP employees.
Protecting the Confidentiality of Client Information
Information concerning the identity of the Firm’s clients, as well as the information about the clients’ account information, the allocation of assets, the composition of investment in any client portfolio, information related to transactions contemplated and/or entered into on behalf of the client, advice provided by PRIMECAP to the client, among other things, is confidential. Therefore, it is imperative for all employees to strive to protect both current and former clients’ information. To ensure clients’ information is protected, employees are prohibited from disclosing client information to any person or entity outside the Firm except to effectuate securities transactions on behalf of the client or unless the client had provided explicit consent. If you have any questions about when client information can be disclosed, please consult with the CCO. The Firm’s complete Privacy Policy can be found in the PRIMECAP’s Policies and Procedures Manual.
Political Contributions
The use of funds or assets of PRIMECAP for any unlawful purpose is prohibited. This prohibition includes any contribution to any public official, political candidate, or political entity, except as permitted by law. It is the policy of PRIMECAP to conduct its business in accordance with the applicable federal, state, and local laws and regulations, therefore no payment (cash or otherwise) can be made (directly or indirectly) to any employee, official, or representative of any governmental agency or candidate for the purpose of influencing any act, omission or decision. The Firm’s complete Political Contributions Policy can be found in PRIMECAP’s Policies and Procedures Manual.

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Outside Business Activities
It is the responsibility of every PRIMECAP employee to avoid the appearance of, as well as any actual, conflict of interest via influence, ownership, or other relationships that put the employee’s interest in contention with the Firm or the Firm’s clients’ interests. Employees shall avoid any situation that could create the appearance of their loyalty being unduly divided; furthermore, employees shall promptly disclose to the Firm’s CCO any situation where actual or potential conflicts may exist or may appear to exist. To reduce the potential for any appearance of conflict of interest, the Firm’s employees shall not engage in any outside professional activities for compensation without having first obtained written permission from the Firm’s CCO. Examples of such outside professional activities include but are not limited to the following: speaking engagements, consulting services, conducting research, report writing, and any investment advisory services. Other examples of conflicts include, but are not limited to, spousal employment and/or affiliations with other financial service companies, advisers, brokers, etc.
PRIMECAP recognizes that you may engage in charitable activities on your own personal time. Occasionally, these activities may create a conflict of interest; for example, serving as a director or on an investment committee for a religious group or a university where you are providing oversight or guidance on an organization’s investments. This type of activity should also be disclosed to the CCO and if determined necessary, the employee may be required to provide the organization’s investment activities and holdings to the CCO.
Directorships in public companies (or companies reasonably expected to become public companies) will generally not be permitted.
Certifications
A.Initial Certification
Upon hire, all supervised persons will be provided a copy of the Code and must certify in writing to the CCO that they have (1) received a copy of the Code; (2) read and understand all provisions of the Code; (2) agreed to abide by the Code; and (4) reported all accounts and their holdings as required by the Code.
B.Annual Certification
All supervised persons must annually certify in writing to the CCO that they have (1) read and understood all provisions of the Code; (2) complied with all requirements of the Code; and (3) submitted all holdings and transaction reports as required by the Code.
C.Acknowledgement of Amendments
All supervised persons shall receive any amendments to the Code and must certify to the CCO in writing that they have (1) received a copy of the amendment; (2) read and understood the amendment; and (3) agreed to abide by the Code as amended.

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D.Recordkeeping
PRIMECAP’s CCO will maintain the following records in a readily accessible place:
1.A copy of each Code that has been in effect at any time during the past 5 years;
2.A record of any violation of the Code and any action taken as a result of such violation for 5 years from the end of the fiscal year in which the violation occurred;
3.A record of all written acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past 5 years was, a supervised person;
4.Holdings, Transactions, and Accounts reports made within the past 5 years, including any brokerage confirmations and account statements made in lieu of these reports;
5.A list of the names of persons who currently are, or within the past 5 years, access persons; and
6.A record for any decision and supporting reasons for approving the acquisitions of securities by access persons in limited offerings for at least 6 years after the end of the fiscal year is which the approval was granted.
Reporting of Violations and Sanctions
This Code cannot be effective without the cooperation and diligence of PRIMECAP’s employees, officers, and directors. Therefore, supervised persons are instructed to promptly report any violations of the Code to the CCO or another senior officer.
Supervised persons are expected to speak with the CCO or another senior officer about observed illegal or unethical behavior or any behavior or activity that may be in violation of the Code. Such violations may include but are not limited to: (1) noncompliance with applicable laws, rules and regulations; (2) fraud of illegal acts involving any aspect of the Firm’s business; (3) material misstatements or omissions in regulatory filings, internal books and records, client records or reports; (4) activity that is harmful to clients, and (5) deviations from required controls and procedures that safeguard clients and the Firm.
Any such report will be treated confidentially and shall be investigated promptly as required by the circumstances. Once the investigation has been concluded, a report will be made to the Firm’s President. The President will consider the report and shall determine what sanctions, if any, should be imposed. Possible sanctions may include reprimands, disgorgement of gains from prohibited personal trading activity, suspension, or termination of employment with the Firm. No supervised person reporting a suspected violation of this Code by others will be subject to retaliation because of a good faith report.

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APPENDIX A
Beneficial Ownership
Beneficial Ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934. In general, beneficial ownership means that a person, directly, or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in the securities. A pecuniary interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. An indirect pecuniary interest includes (1) securities held by a member of a person's immediate family sharing the same household; (2) securities held in accounts managed by a third party in which the employee has beneficial ownership; (3) a person’s interest in securities held by a trust; and (4) a person's right to acquire securities through the exercise of a derivative security. The definition of "beneficial ownership" is complex, and if you have any question whether you have a beneficial interest in a security, please consult with the CCO. Any report filed under this Code may state that the report is not to be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.
In certain cases, an employee may have a financial interest in an account where the employee does not have any direct or indirect influence or control. For example, an account may exist where (1) the employee does not control or influence the investment decisions for any specified account of a spouse, child, or dependent person; and (2) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the certifying employee has provided. Similarly, from time to time an employee may have a financial interest in an account that is managed by another third-party investment adviser on a fully discretionary basis. In such situations, an employee may make a certification to the CCO and the CCO may grant exception to the preclearance trading requirements.
Security
Reportable Security is any security as defined under Section 202(a)(18) of the Advisers Act. “Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.
The term “reportable security” does not include direct obligations of the U.S. government, bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt obligation,

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including repurchase agreements, shares issued by money market funds, and open-end mutual funds not managed, advised or sub-advised by PRIMECAP.

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